Exhibit 99.1

Gener8 Maritime, Inc. Announces Fourth Quarter 2017 Financial Results

New York, NY, March 14, 2018 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three months and twelve months ended December 31, 2017.

Highlights

•                  Recorded net loss of $45.4 million, or $0.55 basic and diluted loss per share, for the three months ended December 31, 2017, compared to a net income of $5.8 million, or $0.07 basic and diluted income per share for the same period in the prior year.

•                  Recorded adjusted net loss of $18.6 million, or $0.22 basic and diluted adjusted loss per share, for the three months ended December 31, 2017, compared to adjusted net income of $20.1 million or $0.24 basic and diluted adjusted income per share for the same period in the prior year.

•                  Increased full fleet “ECO” operating days to 65.1% in the three months ended December 31, 2017, compared to 43.4% in the same period in the prior year.

•                  Sold a 2003-built Aframax (Gener8 Pericles), a 2000-built Suezmax (Gener8 Argus), a 2002-built VLCC (Gener8 Poseidon), and a 2010-built VLCC (Gener8 Zeus) for net cash proceeds of $33.2 million after debt repayment of $63.8 million and release of working capital from the Navig8 pools.

•                  Entered into an Agreement and Plan or Merger with Euronav NV and Euronav MI Inc., a wholly-owned subsidiary of Euronav NV.

Merger Agreement

On December 20, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Euronav NV and Euronav MI Inc., a wholly-owned subsidiary of Euronav NV (“Merger Sub”). Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company continuing its corporate existence as the surviving corporation and as a wholly-owned subsidiary of Euronav NV (which transactions we refer to as the “Merger”).

At the effective time of the Merger, each common share, par value $0.01 per share, of Gener8 (the “Gener8 common shares”), issued and outstanding immediately prior to such time (other than certain Gener8 common shares that will be canceled as set forth in the Merger Agreement), will be canceled and automatically converted into the right to receive 0.7272 of an ordinary share, no par value per share, of Euronav in the manner described in the Merger Agreement.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, the approval of the Merger Agreement by holders of a majority of the outstanding Gener8 common shares. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger. Each party’s obligation to complete the Merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party’s covenants under the Merger Agreement.

In connection with the entry into the Merger Agreement, Euronav and certain significant holders (the “Covered Shareholders”) of Gener8 common shares have entered into a Shareholder Support and Voting Agreement (the “Voting Agreement”). The Voting Agreement requires the Covered Shareholders, representing approximately 42% of the issued and outstanding shares of Gener8 to (i) appear (in person or by proxy) at any meeting of the shareholders convened for the purpose of approving the Merger and the Merger Agreement (the “Special Meeting”) and (ii) so long as neither the transaction advisory committee of the Gener8 board of directors (the “Gener8 Transaction Committee”) nor the Gener8 board of directors has made an Adverse Recommendation Change (as defined in the Merger Agreement), vote the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any action that would reasonably be expected to impede the Merger or result in a breach of the Merger Agreement or the Voting Agreement. If either the Gener8 Transaction Committee or the Gener8 board of directors does make an Adverse Recommendation Change, then the Covered Shareholders are each required to vote 50% of their respective Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and may vote their remaining Covered Shares in any manner they determine.

In addition, at the request (and expense) of Euronav, certain Gener8 shareholders (the “Proxy Shareholders”) have agreed to grant an irrevocable proxy (the “Proxies”) to a representative of an affiliate of such Proxy Shareholders whereby, subject to the terms and conditions in the Proxies, such representative has the authority to direct the vote of Gener8 common shares owned by the Proxy Shareholders, representing in the aggregate approximately 6% of the issued and outstanding shares of Gener8, at the Special Meeting. In addition, the Proxy Shareholders have agreed, among other things, not to transfer or dispose any of their Gener8 common shares during the term of the Proxies unless the transferee agrees to be bound thereby.

For more information about the Merger, see the Company’s Current Report on Form 8-K, filed on December 22, 2017.

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average Daily TCE Rates(1)

	Three Months Ended		Year Ended
	Dec-17	Dec-16	Dec-17	Dec-16
VLCC
Average Spot TCE Rate	$23,752	$36,282	$28,329	$40,130
Average Time Charter TC Rate	—	—	—	$42,542
SUEZMAX
Average Spot TCE Rate	$16,070	$21,095	$17,365	$26,839
Average Time Charter TC Rate	—	—	—	—
AFRAMAX
Average Spot TCE Rate	$-19,516	$14,028	$11,238	$18,036
Average Time Charter TC Rate	—	—	—	—
PANAMAX
Average Spot TCE Rate	$10,122	$7,194	$8,717	$13,304
Average Time Charter TC Rate	—	—	—	—
FULL FLEET
Average Spot TCE Rate	$21,104	$28,190	$23,755	$31,551
Average Time Charter TC Rate	—	—	—	$42,542
FULL FLEET TCE Rate	$21,104	$28,190	$23,755	$31,745

(1)                                 Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.  Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

Fourth Quarter 2017 Results Summary

The Company recorded net loss for the three months ended December 31, 2017 of $45.4 million, or $0.55 basic and diluted loss per share, compared to net income of $5.8 million, or $0.07 basic and diluted income per share, for the prior year period.

Adjusted net loss was $18.6 million, or $0.22 basic and diluted adjusted loss per share, for the three months ended December 31, 2017, compared to adjusted net income of $20.1 million, or $0.24 basic and diluted adjusted income per share, for the prior year period. During the three months ended December 31, 2017, we included in Adjusted Net loss $1.4 million of professional fees related to the recently announced Merger. Please refer to the tables at the end of this press release for a reconciliation of Net loss to Net loss, adjusted.

Adjusted EBITDA for the three months ended December 31, 2017 was $25.0 million, compared to $64.3 million for the prior year period. Please refer to the tables at the end of this press release for a reconciliation of adjusted net income and adjusted EBITDA to net income.

The average daily spot TCE rate obtained by the Company’s VLCC fleet, including its vessels that were deployed in the Navig8 pools, was $23,752 for the three months ended December 31, 2017. During the three months ended December 31, 2017, the Company’s “ECO” VLCC fleet earned an average daily TCE rate of $24,385 and the Company’s non-“ECO” VLCC fleet earned an average daily TCE rate of $18,907.  The average daily TCE rate obtained by the Company on a full-fleet basis was $21,104 during the three months ended December 31, 2017, compared to $28,190 for the prior year period.

Net voyage revenues, which are voyage revenues minus voyage expenses, decreased by $43.2 million, or 43.4%, to $56.4 million for the three months ended December 31, 2017 compared to $99.6 million for the prior year period.  The decrease in net voyage revenues was primarily due to the decrease in the Company’s average daily fleet TCE rate by $7,086, or 25.1%, to $21,104 for the three months ended December 31, 2017 compared to $28,190 for the prior year period.  The decrease in the Company’s average daily fleet TCE rate resulted in a decrease in net voyage revenue of approximately $25.0 million during the three months ended December 31, 2017 compared to the prior year period.  Also contributing to the decrease in net voyage revenues was a 24.4% decrease in vessel operating days to 2,671 for the three months ended December 31, 2017 compared to 3,533 for the prior year period. The decrease in vessel operating days resulted in a decrease in net voyage revenue of approximately $18.2 million.

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, and maintenance and repairs for owned vessels decreased by $6.1 million, or 20.1%, to $24.2 million for the three months ended December 31, 2017 compared to $30.3 million for the prior year period. The decrease was primarily due to the decrease in crew costs of $3.4 million, or 22%, and the decrease in insurance expense of $0.6 million, or 15%, compared to the prior year period. The decrease in crew costs and insurance expense was primarily due to a decrease in our average fleet size to 31.5 vessels for the three months ended December 31, 2017 from 38.6 vessels for the prior year period.

General and administrative expenses increased by $3.2 million, or 57.1%, to $8.8 million for the three months ended December 31, 2017, compared to $5.6 million in the prior year period. This increase was primarily due to an increase of $1.9 million in professional and legal fees compared to the prior year period, primarily related to the Merger.

Depreciation and amortization decreased by $2.8 million, or 10.3%, to $23.8 million for the three months ended December 31, 2017 compared to $26.6 million for the prior year period. The decrease in depreciation and amortization was primarily due to a decrease in vessel depreciation of $1.7 million, or 6.9%, to $23.1 million for the three months ended December 31, 2017 compared to $24.8 million in the prior year period.

Loss on disposal of vessels, net increased by $11.2 million, or 80.0%, to $25.2 million for the three months ended December 31, 2017 compared to a loss of $14.0 million for the prior year period. The loss on disposal of vessels, net during the three months ended December 31, 2017, was primarily related to sales of the Gener8 Argus and Gener8 Zeus.

Net interest expense increased by $1.4 million, or 8.0%, to $19.7 million for the three months ended December 31, 2017 compared to $18.3 million for the prior year period.  The increase was primarily attributable to a decrease in capitalization of interest expense to $0 for three months ended December 31, 2017 compared to $3.3 million for the prior year period. The capitalized interest expense in the prior year period was associated with vessels under construction as a result of the funding of the acquisition of our VLCC newbuildings. Capitalized interest results in a reduction of interest expense, net. We do not capitalize interest expense associated with the funding of our VLCC newbuildings after delivery of the vessels. Partially offsetting this increase was a decrease of $1.2 million in commitment fees and an increase of $0.4 million in interest income due to a higher cash balance.

As of December 31, 2017, the Company’s cash balance was $200.5 million, compared to $94.7 million as of December 31, 2016. As of December 31, 2017, the Company’s total debt was $1.4 billion and net debt was $1.1 billion. Please refer to the tables at the end of this press release for a reconciliation of net debt to total debt.

As of December 31, 2017, there were 83,267,426 shares of the Company’s common stock outstanding.

Full Year 2017 Results Summary

The Company recorded net loss for the twelve months ended December 31, 2017 of $168.5 million, or $2.03 basic and diluted loss per share, compared to net income of $67.3 million, or $0.81 basic and diluted income per share, for the prior year period.

Adjusted net loss was $20.9 million, or $0.25 basic and diluted adjusted loss per share, for the twelve months ended December 31, 2017, compared to adjusted net income of $124.8 million, or $1.51 basic and diluted adjusted income per share, for the prior year period.

Adjusted EBITDA for the twelve months ended December 31, 2017 was $165.2 million, compared to $256.5 million for the prior year period.

The average daily spot TCE rate obtained by the Company’s VLCC fleet, including its vessels that were deployed in the Navig8 pools, was $28,329 for the twelve months ended December 31, 2017. During the twelve months ended December 31, 2017, the Company’s “ECO” VLCC fleet earned an average daily TCE rate of $29,094 and the Company’s non-”ECO” VLCC fleet earned an average daily TCE rate of $23,909.  The average daily TCE rate obtained by the Company on a full-fleet basis was $23,755 during the twelve months ended December 31, 2017, compared to $31,745 for the prior year period.

Net voyage revenues decreased by $93.8 million, or 23.9%, to $298.4 million for the twelve months ended December 31, 2017 compared to $392.1 million for the prior year period.   The decrease in net voyage revenues was primarily attributable to a decrease in our average daily fleet TCE rate by $7,990, or 25.2%, to $23,755 for the twelve months ended December 31, 2017, compared to $31,745 for the prior year period primarily due to the decrease in rates in the spot charter market. The decrease in average daily fleet TCE rate resulted in a decrease in net voyage revenue of approximately $98.7 million during the twelve months ended December 31, 2017 compared to the prior year period. The decrease in net voyage revenues was partially offset by an increase in our fleet operating days by 208 days, or 1.7% to 12,561 days for the twelve months ended December 31, 2017 compared to 12,353 days for the prior year period due to improved utilization of our VLCC vessels in the Navig8 pools. The increase in our vessel operating days resulted in an increase in net voyage revenue of approximately $4.9 million during the twelve months ended December 31, 2017 compared to the prior year period.

Direct vessel operating expenses was $107.4 million for the twelve months ended December 31, 2017, or substantially flat as compared to $107.3 million for the prior year period. An increase in crew costs and surveys expenses of $2.9 million for the twelve months ended December 31, 2017 compared to the prior year period was partially offset by a $2.8 million decrease in overall direct vessel operating expenses for the twelve months ended December 31, 2017 compared to the prior year period due to the sale of 12 vessels during the twelve months ended December 31, 2017. Daily direct operating expenses per vessel decreased by $379, or 4.5%, to $8,079 per day, compared to $8,458 per day for the prior year period, primarily related to an increase in our calendar days of 606 days, or 4.8%, to 13,293 days compared to 12,687 days in the prior year period, which was due to an increase in our average fleet size during fiscal 2017.

General and administrative expenses increased by $6.0 million, or 21.5%, to $33.8 million for the twelve months ended December 31, 2017 compared to $27.8 million for the prior year period. This increase was primarily due to an increase of $2.1 million in professional and legal fees, primarily related to the Merger. Also contributing to the increase were a $1.5 million write-off of assets, litigation loss of $0.4 million and a $1.4 million increase in employee bonuses for the twelve months ended December 31, 2017 compared to the prior year period. Additionally, during fiscal 2017 we recorded $1.3 million of compensation expenses related the issuance of 525,000 options granted on January 5, 2017.

Depreciation and amortization increased by $16.8 million, or 19.2%, to $104.0 million for the twelve months ended December 31, 2017 compared to $87.2 million for the prior year period. This increase in depreciation and amortization was primarily due to an increase in depreciation of vessels of $18.5 million, or 23.4%, to $97.6 million during twelve months ended December 31, 2017, as a result of new vessel deliveries, compared to $79.1 million for the prior year period. The increase in depreciation and amortization was partially offset by a decrease in amortization of dry dock costs of $1.5 million, or 20.6%, to $5.7 million, due to sale of older vessels, compared to $7.2 million for the prior year period.

Losses on disposal of vessels, net increased for the twelve months ended December 31, 2017 by $115.7 million, or 478.6%, to $139.8 million compared to $24.2 million for the prior year period, primarily due to losses on the sale of 12 vessels during the twelve months ended December 31, 2017.

Net interest expense increased by $33.1 million, or 66.8% to $82.8 million for the twelve months ended December 31, 2017 compared to $49.6 million for the prior year period. The increase was primarily attributable to the decrease in capitalized interest of $24.4 million, or 88.5%, to $3.2 million compared to $27.6 million for the prior year period related to the capitalization of interest expense associated with vessels under construction as a result of the funding of the acquisition of our VLCC newbuildings. Also contributing to the increase in interest expense, net during the twelve months ended December 31, 2017, was an increase in amortization of loan fees of $3.6 million, of which $2.6 million was related to the write-off of debt financing costs associated with the sales of the Gener8 Noble and Gener8 Theseus.

Other income (expense), net increased by $0.3 million, or 38.5% to $0.9 million for the twelve months ended December 31, 2017 compared to $0.6 million for the prior year period. During the year ended December 31, 2017 and 2016, we recognized $0.5 million and $0.7 million, respectively of earnings, as other income (expense), net, related to the impact of our interest rate swap agreements, entered in fiscal 2016 and amended in 2017.

Gener8 Maritime Fleet Profile (as of March 14, 2018)

Vessels on the Water

	Type	Vessel Name	DWT	Year Built	Employment
1	VLCC	Gener8 Nestor	297,638	2017	VL8 Pool
2	VLCC	Gener8 Ethos	298,991	2017	VL8 Pool
3	VLCC	Gener8 Hector	297,363	2017	VL8 Pool
4	VLCC	Gener8 Miltiades	301,038	2016	VL8 Pool
5	VLCC	Gener8 Oceanus	299,011	2016	VL8 Pool
6	VLCC	Gener8 Perseus	299,392	2016	VL8 Pool
7	VLCC	Gener8 Macedon	298,991	2016	VL8 Pool
8	VLCC	Gener8 Chiotis	300,973	2016	VL8 Pool
9	VLCC	Gener8 Constantine	299,011	2016	VL8 Pool
10	VLCC	Gener8 Andriotis	301,014	2016	VL8 Pool
11	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
12	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
13	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
14	VLCC	Gener8 Nautilus	298,991	2016	VL8 Pool
15	VLCC	Gener8 Success	300,932	2016	VL8 Pool
16	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
17	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
18	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
19	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
20	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
21	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
22	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
23	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
24	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
25	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
26	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
27	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
28	Aframax	Gener8 Defiance	105,538	2002	Spot
29	Panamax	Gener8 Companion	72,749	2004	Spot
30	Panamax	Genmar Compatriot	72,749	2004	Spot
	Vessels on the Water Total		7,493,398

Financial Information

Consolidated Statements of Operations for the Three and Twelve Months Ended December 31, 2017 and 2016

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except per share data)	2017	2016	2017	2016
VOYAGE REVENUES:
Navig8 pool revenues	$54,402	$97,929	$292,975	$368,889
Time charter revenues	—	—	—	9,278
Spot charter revenues	4,430	4,432	14,844	26,455
Total voyage revenues	58,832	102,361	307,819	404,622
Voyage expenses	2,459	2,780	9,446	12,490
Net voyage revenues	56,373	99,581	298,373	392,132

OPERATING EXPENSES:
Direct vessel operating expenses	24,170	30,267	107,395	107,308
Navig8 charterhire expenses	—	(181)	6	3,059
General and administrative	8,843	5,604	33,831	27,844
Depreciation and amortization	23,824	26,569	103,951	87,191
Goodwill impairment	—	—	—	23,297
Loss on disposal of vessels, net	25,192	13,992	139,836	24,169
Goodwill write-off for sales of vessels	—	—	—	2,994
Total operating expenses	82,029	76,251	385,019	275,862

OPERATING (LOSS) INCOME	$(25,656)	$23,330	$(86,646)	$116,270

OTHER EXPENSES:
Interest expense, net	(19,724)	(18,272)	(82,764)	(49,627)
Other financing costs	(4)	1	(59)	(7)
Other income (expense), net	(8)	745	928	670
Total other expenses	(19,736)	(17,526)	(81,895)	(48,964)
NET (LOSS) INCOME	$(45,392)	$5,804	$(168,541)	$67,306

(LOSS) INCOME PER COMMON SHARE
Basic	$(0.55)	$0.07	$(2.03)	$0.81
Diluted	$(0.55)	$0.07	$(2.03)	$0.81

Selected Balance Sheet Data

BALANCE SHEET DATA, at end of period (Dollars in thousands)	December 31, 2017	December 31, 2016
Cash & cash equivalents	$200,501	$94,681
Current assets, including cash	253,466	215,285
Total assets	2,618,217	2,992,669
Current liabilities, incl. current portion of LTD	151,005	216,566
Current portion of LTD	120,336	181,023
Total LTD, incl. current portion & excl. discount	1,361,826	1,581,951
Shareholders’ equity	1,274,326	1,437,411

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time and other items, as well as commitment fees. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered in isolation or used as alternatives to net income, operating income, cash flow from operating activity or any other indicator of the Company’s operating performance or liquidity required by GAAP. The Company’s presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income is intended to supplement investors’ understanding of its operating performance by providing information regarding its ongoing performance that exclude items the Company believes do not directly affect its core operations and enhancing the comparability of its ongoing performance across periods. The Company presents Adjusted EBITDA and Adjusted Net Income in addition to EBITDA and Net Income because Adjusted EBITDA and Adjusted Net Income eliminate the impact of additional non-cash, one-time and other items not associated with the ongoing performance of its core operations, including charges associated with stock-based compensation, gains and losses on the sale of vessels and costs associated with its financing activities, that the Company believes further reduce the comparability of the ongoing performance of its core operations across periods. The Company’s management considers EBITDA, Adjusted EBITDA and Adjusted Net Income to be useful to investors because such performance measures provide information regarding the profitability of its core operations and facilitate comparison of its operating performance to the operating performance of the Company’s peers. Additionally, the Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. While the Company believes these measures are useful to investors, the definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to similar measures used by other companies. In addition, these definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments.

During the twelve months ended December 31, 2017, we included in Adjusted Net Income and Adjusted EBITDA $1.4 million of professional fees related to the recently announced Merger transaction and Loss on litigation of $0.4 million, which is related to the Atlas charter dispute. On May 9, 2017, the arbitration tribunal before which the dispute is being heard ruled that GMR Atlas LLC (one of our subsidiaries) had been in breach of certain customer eligibility requirements as claimed by the Atlas claimant. As a result, the Company recorded as general and administrative expenses a write-off of $1.5 million during its second quarter.

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands)

	Three Months Ended		Year Ended
	Dec-17	Dec-16	Dec-17	Dec-16
Net (Loss) Income	$(45,392)	$5,804	$(168,541)	$67,306

+ Goodwill Impairment	—	—	—	23,297
+ Goodwill write-off for sales of vessels	—	—	—	2,994
+ Stock-based compensation expense	598	1,352	4,205	5,651
+ Loss on disposal of vessels, net	25,192	13,992	139,836	24,169
+ Other financing costs	4	(1)	59	7
+ Professional fees related to interest rate swaps	—	—	260	327
+ Commitment Fees	5	654	629	5,201
+ Impact of interest rate swaps fair value	—	(698)	(530)	(698)
+ Non-cash G&A expenses, excluding stock-based compensation	(379)	(1,025)	1,413	(3,414)
+ Loss on litigation	—	—	400	—
+ Merger related costs	1,404	—	1,404	—
Net (Loss) Income, adjusted	$(18,568)	$20,078	$(20,865)	$124,840

Weighted average shares outstanding, basic, in thousands	83,083	82,776	83,003	82,075
Weighted average shares outstanding, diluted, in thousands	83,083	82,776	83,003	82,075

Basic net (loss) income per share, adjusted	$(0.22)	$0.24	$(0.25)	$1.51
Diluted net (loss) income per share, adjusted	$(0.22)	$0.24	$(0.25)	$1.51

	Three Months Ended		Year Ended
	Dec-17	Dec-16	Dec-17	Dec-16
Net (Loss) Income	$(45,392)	$5,804	$(168,541)	$67,306
+ Interest expense, net	19,724	18,272	82,764	49,627
+ Depreciation and amortization	23,824	26,569	103,951	87,191
EBITDA	$(1,844)	$50,645	$18,174	$204,124

+ Goodwill Impairment	—	—	—	23,297
+ Goodwill write-off for sales of vessels	—	—	—	2,994
+ Stock-based compensation expense	598	1,352	4,205	5,651
+ Loss on disposal of vessels, net	25,192	13,992	139,836	24,169
+ Other financing costs	4	(1)	59	7
+ Professional fees related to interest rate swaps	—	—	260	327
+ Impact of interest rate swaps fair value	—	(698)	(530)	(698)
+ Non-cash G&A expenses, excluding stock-based compensation	(379)	(1,025)	1,413	(3,414)
+ Loss on litigation	—	—	400	—
+ Merger related costs	1,404	—	1,404	—
EBITDA, adjusted	$24,975	$64,265	$165,221	$256,457

(1) Non-cash G&A expenses, excluding stock-based compensation expense, include accounts receivable reserves, amortization of lease assets that were recorded in connection with fresh start accounting and amortization of straight line rent expense. The presentation of prior year amounts have been conformed to the current year presentation.

Net debt represents total debt less cash, discounts and deferred financing costs.  Net debt is included is this presentation because it is used by management and certain investors as a measure of the Company’s overall liquidity, financial flexibility and leverage. Furthermore, certain investors, creditors, and credit analysts monitor the Company’s net debt as part of their assessments of its business.  Net debt is not recognized by GAAP, and should not be considered in isolation or used as alternatives financial condition or liquidity required by GAAP. In particular, the Company typically needs a portion of its cash for purposes other than debt reduction. The deduction of these items from total debt in the calculation of net debt should thus not be understood to mean that any of these items are available exclusively for debt reduction at any given time.

Long-term debt reconciliation table

Please see below for a reconciliation of the following adjusted amounts to long-term debt (dollars in thousands)

Reconciliation of total long-term debt	December 31, 2017	December 31, 2016
Long-term debt	$1,241,490	$1,400,928
Current portion of long-term debt	120,336	181,023
Total long-term debt, incl. current portion	$1,361,826	$1,581,951
Cash & cash equivalents	200,501	94,681
Net Debt	$1,111,546	$1,424,124

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days

	Three Months Ended		Year Ended
(Dollars in thousands, except Operating Days data)	Dec-17	Dec-16	Dec-17	Dec-16
VLCC
ECO Fleet Net Voyage Revenue (1)	$42,367	$57,325	$204,307	$163,935
ECO Fleet Operating Days (1)	1,737	1,532	7,022	4,067
Non-ECO Fleet Net Voyage Revenue (1)	$4,297	$14,763	$29,092	$78,886
Non-ECO Fleet Operating Days (1)	227	455	1,217	1,984
Spot Charter & Navig8 Pool Net Voyage Revenues	$46,664	$72,088	$233,399	$242,821
Spot Charter & Navig8 Pool Operating Days	1,965	1,987	8,239	6,051
Time Charter Revenue	$—	$—	$—	$9,278
Time Charter Operating Days	—	—	—	218
SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$8,149	$21,030	$50,324	$104,516
Spot Charter & Navig8 Pool Operating Days	507	997	2,898	3,894
Time Charter Revenue	$—	$—	$—	$—
Time Charter Operating Days	—	—	—	—
AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$(302)	$5,163	$9,264	$25,730
Spot Charter & Navig8 Pool Operating Days	15	368	824	1,427
PANAMAX
Spot Charter Revenue	$1,863	$1,300	$5,225	$9,595
Spot Operating Days	184	181	599	721

Gener8 Maritime Full Fleet Net Voyage Revenues

	Three Months Ended		Year Ended
(Dollars in thousands)	Dec-17	Dec-16	Dec-17	Dec-16
Total Voyage Revenues	$58,832	$102,361	$307,819	$404,622
Total Voyage Expenses	2,459	2,780	9,446	12,490
Total Net Voyage Revenues	$56,373	$99,581	$298,373	$392,132

(1) Includes all spot voyages for the Company’s vessels, including those that were in the Navig8 Pools.

About Gener8 Maritime

As of March 14, 2018, Gener8 Maritime has a fleet of 30 wholly-owned vessels comprised of 21 VLCCs, 6 Suezmaxes, one Aframax, and two Panamax tankers.  Gener8 Maritime’s fleet has a total carrying capacity of approximately 7.5 million deadweight tons (“DWT”) and an average age of approximately 3.2 years on a DWT basis. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts and are based on management’s current beliefs, expectations, estimates and projections about future events, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the significant customers of the Company’s or of the commercial pools in which the Company participates; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, shipyards, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates; (vii) changes in demand for the Company’s services; (viii) a material decline or prolonged weakness in rates in the tanker market; (ix) changes in production of or demand for oil and petroleum products, generally or in particular regions; (x) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (xi) adverse weather and natural disasters, acts of piracy, terrorist attacks and international hostilities and instability; (xii) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xiii) actions taken by regulatory authorities; (xiv) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xv) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xvi) any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery; (xvii) the highly cyclical nature of the oil-shipping industry; (xviii) changes in the typical seasonal variations in tanker charter rates; (xix) changes in the cost of other modes of oil transportation; (xx) changes in oil transportation technology; (xxi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xxii) changes in general political conditions; (xxiii) the adequacy of insurance to cover the Company’s losses, including in connection with maritime accidents or spill events; (xxiv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xxv) changes in the itineraries of the Company’s vessels; (xxvi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxvii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire or sell vessels and borrow under its existing financing arrangements; (xxviii) the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future; (xxix) financial market conditions; (xxx) sourcing, completion and funding of financing on acceptable terms; (xxxi) the Company’s ability to generate sufficient cash to service its indebtedness and comply with the covenants and conditions under the Company’s debt obligations; (xxxii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and (xxxiii) the possibility that the Merger does not close when expected or at all because required shareholder approval is not received or other conditions to the closing are not satisfied on a timely basis or at all; (xxxiv) that Gener8 and Euronav NV may be required to modify the terms and conditions of the Merger

Agreement to achieve shareholder approval, or that the anticipated benefits of the Merger are not realized as a result of such things as the weakness of the economy and competitive factors in the seaborne transportation area in which Euronav NV and Gener8 do business; (xxxvi) the Merger’s effect on the relationships of Euronav NV or Gener8 with their respective customers and suppliers, whether or not the Merger is completed; (xxxvii) Gener8’s shareholders’ reduction in their percentage ownership and voting power; (xxxviii) the parties’ ability to successfully integrate operations in the proposed merger; (xxxix) the uncertainty of third-party approvals; (xxx) the significant transaction and merger-related integration costs and (xl) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its subsequent reports on Form 10-Q and Form 8-K. Accordingly the reader is cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Important Information for Investors and Shareholders

In connection with the proposed transaction between Euronav NV and the Company, Euronav NV and the Company intend to file relevant materials with the SEC, including a Euronav NV registration statement on Form F-4 filed on February 14, 2018 that includes a preliminary proxy statement of the Company that also constitutes a preliminary prospectus of Euronav NV. The definitive proxy statement/prospectus will be delivered to shareholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EURONAV NV, THE COMPANY AND THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Euronav NV and the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Euronav NV (when available) will be available free of charge on Euronav NV’s internet website at www.euronav.com. Copies of the documents filed with the SEC by the Company (when available) will be available free of charge on Baltic Trading’s internet website at www.gener8maritime.com.

Participants in the Merger Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder. However, the Company, its directors and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. In addition, the Company intends to retain D.F. King & Co., Inc. to solicit proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s shareholders in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement/prospectus. Information about the directors and executive officers of the Company is set forth in the preliminary proxy statement/prospectus and the Company’s definitive proxy statement filed with the SEC on April 6, 2017. These documents are available free of charge from the sources indicated above.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com